SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                       CANADIAN OCCIDENTAL PETROLEUM LTD.
             -----------------------------------------------------
                                (Name of Issuer)


                    Common Shares, par value $1.00 per share
             -----------------------------------------------------
                         (Title of Class of Securities)


                                   136 420 106
             -----------------------------------------------------
                                 (CUSIP Number)


                            Donald P. de Brier, Esq.
                        Occidental Petroleum Corporation
                            10889 Wilshire Boulevard
                          Los Angeles, California 90024
                                 (310) 208-8800
             -----------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  March 1, 2000
             -----------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-1(f) or 13d-1(g), check the following box [ ]

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Petroleum Corporation
                95-4035997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,223,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,223,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,223,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 2 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Petroleum Investment Co.
                95-2584267

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,223,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,223,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,223,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 3 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Oil and Gas Holding Corporation (formerly Occidental Oil and Gas Corporation)
                95-2864974

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                4,000 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                4,000 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                4,000 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 4 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                OXY USA Inc.
                73-1166880

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                4,000 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                4,000 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                4,000 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 5 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Chemical Holding Corporation
                95-2865897

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,215,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,215,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,215,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 6 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Oxy Chemical Corporation
                95-2813195

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,215,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,215,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,215,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 7 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Oxy CH Corporation
                95-3992422

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,215,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,215,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,215,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 8 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Chemical Corporation
                16-0484732

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                40,215,620 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                40,215,620 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                40,215,620 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                29.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 9 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Chemical Investment (Canada) 1, Inc.
                95-4628624

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                35,764,388 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                35,764,388 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                35,764,388 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                26.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 10 of 17 Pages

CUSIP No. 136 420 106

1. NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Occidental Chemical Investment (Canada) 2, Inc.
                95-4628625

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) [ ]
     (SEE INSTRUCTIONS)                                                  (b) [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                00

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))                                                           [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                4,459,232 shares

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                4,459,232 shares

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                4,459,232 shares

12.  CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)                                                           [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                3.2%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

                               Page 11 of 17 Pages

EXPLANATORY NOTE:

     This Amendment No. 3 to Schedule 13D ("Amendment No. 3") amends the Statement on Schedule 13D (the "Schedule 13D") originally filed on February 28, 1992 by Occidental Petroleum Corporation ("Occidental"), Occidental Petroleum Investment Co., Occidental Chemical Holding Corporation, Oxy Chemical Corporation, Oxy CH Corporation, Occidental Chemical Corporation, Occidental Oil and Gas Holding Corporation (formerly Occidental Oil and Gas Corporation) and OXY USA Inc. (successor to OXY Oil and Gas USA Inc.), as amended and supplemented by Amendment No. 1 to Schedule 13D filed on March 10, 1992 and Amendment No. 2 to Schedule 13D filed on July 27, 1999 with respect to the common shares ("CanadianOxy Shares") of Canadian Occidental Petroleum Ltd. ("CanadianOxy") owned by them.

     In this Amendment No. 3, all of the amounts of CanadianOxy Shares have been adjusted for stock splits which occurred subsequent to July 1971 through the most recent split in May 1996.

ITEM 6. CONTRACTS, ARRANGEMENTS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     On March 1, 2000, Occidental entered into an Acquisition Agreement (the "Acquisition Agreement") with CanadianOxy and Ontario Teachers' Pension Plan Board, an Ontario corporation ("Ontario Teachers"). The Acquisition Agreement provides that, subject to the terms and conditions set forth therein, Occidental shall cause (a) OCIC1 and, if Occidental elects, OCIC2 to sell 20,000,000 CanadianOxy shares to CanadianOxy and (b) OCIC1, OCIC2 and OxyChem (Canada), Inc., an Alberta corporation ("OxyChem"), as the case may be, to sell 20,223,620 CanadianOxy Shares to Ontario Teachers. In addition, the Acquisition Agreement provides that, subject to the terms and conditions set forth therein, on the date on which the closing of the sale of the CanadianOxy Shares occurs, (a) Occidental shall cause (i) OxyChem to transfer its interests in CXY Chemicals Canada Limited Partnership, a limited partnership formed under the Laws of the Province of British Columbia, and (ii) OCC to transfer its interests in CXY Chemicals U.S.A., a Delaware general partnership, in each case, to an entity designated by CanadianOxy; and (b) CanadianOxy, as duly authorized agent of Canadian Petroleum Ecuador Ltd., a Jersey corporation, shall transfer 150 shares of Class B Common Stock, $1.00 par value per share, of Occidental Petroleum (South America), Inc., a Delaware corporation, to an entity designated by Occidental.

     The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, which is attached hereto as Exhibit 12 and incorporated herein by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

          Exhibit 1  -  Agreement Pursuant to Rule 13d-1(f)(1)(iii).*

          Exhibit 2  -  Underwriting Agreement, dated February 19, 1992, among
                        Occidental, OCC, Oxy CC, CanadianOxy and the
                        Underwriters.*

                               Page 12 of 17 Pages

          Exhibit 3  -  Amalgamation Agreement, dated as of February 18, 1992, among CanadianOxy, Subco (a wholly owned subsidiary of CanadianOxy), HPCL and OCL.*

          Exhibit 4  -  Agreement pursuant to Rule 13d-1(f)(1)(iii).*

          Exhibit 5  -  Instalment Receipt and Pledge Agreement, dated March 10,
                        1992, by and among Occidental, Oxy CC, CanadianOxy, the Underwriters, Royal Trust Company, as Custodian, and a wholly owned subsidiary of the Custodian.*

          Exhibit 6  -  Agreement Pursuant to Rule 13d-1(k)*

          Exhibit 7  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and Occidental*

          Exhibit 8  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and OCC*

          Exhibit 9  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and OXY USA*

          Exhibit 10 -  Transfer Agreement, dated April 11, 1997, between OCIC2 and Oxy CH*

          Exhibit 11 -  Agreement pursuant to Rule 13d-1(k)

          Exhibit 12 -  Acquisition Agreement, dated March 1, 2000, among
                        CanadianOxy, Occidental, and Ontario Teachers

          ---------------
          * Previously filed.

                               Page 13 of 17 Pages

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 1, 2000                   OCCIDENTAL PETROLEUM CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer


                                OCCIDENTAL PETROLEUM INVESTMENT CO.


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Assistant Treasurer


                                OCCIDENTAL CHEMICAL HOLDING CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Assistant
                                           Treasurer


                                OXY CHEMICAL CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer


                                OXY CH CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer

                               Page 14 of 17 Pages

                                OCCIDENTAL CHEMICAL CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer


                                OCCIDENTAL OIL AND GAS HOLDING CORPORATION


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer


                                OXY USA INC.


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Vice President and Treasurer


                                OCCIDENTAL CHEMICAL INVESTMENT (CANADA) 1, INC.


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Assistant Treasurer


                                OCCIDENTAL CHEMICAL INVESTMENT (CANADA) 2, INC.


                                By:   James R. Havert
                                    -------------------
                                    Name:  James R. Havert
                                    Title: Assistant Treasurer

                               Page 15 of 17 Pages